Exhibit 1

February 13, 2008

Dear Fellow Shareholder,

You are cordially invited to attend the Elbit Systems Ltd. Extraordinary General Meeting of Shareholders to be held at 3 p.m. local time on Sunday, March 23, 2008, at our offices at Advanced Technology Center, Haifa, Israel.

The agenda of the meeting and the proposals to be voted on are described in the accompanying proxy statement. For the reasons described in the proxy statement, the Board of Directors recommends that you vote “FOR” Items 1, 2 and 3 as specified on the enclosed proxy card.

We look forward to greeting all the shareholders who will be present at the meeting. However, whether or not you are able to attend, it is important that your shares be represented. Therefore, at your earliest convenience, please sign, date and mail the enclosed proxy card in the envelope provided so that it is received not later than 24 hours before the meeting.

Thank you for your cooperation.

Very truly yours,

MICHAEL FEDERMANN
Chairman of the Board of Directors

JOSEPH ACKERMAN
President and Chief Executive Officer

ELBIT SYSTEMS LTD.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Haifa, Israel

February 13, 2008

This is notice that an Extraordinary General Meeting of Shareholders of Elbit Systems Ltd. (the “Company”) will be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Sunday, March 23, 2008, at 3 p.m. local time, for the following purposes:

1.	to amend the Company’s Articles of Association in order to: (a) comply with the new Nasdaq rule relating to an issuer’s eligibility to participate in a Direct Registration Program, which allows for the issuance and transfer of uncertificated shares; and (b) reflect new Israeli regulations allowing External Directors of the Company to be elected to more than two terms of office;

2.	subject to the approval of the amendment to the Articles of Association as described in Item 1 above, to elect Nathan Sharony, who currently serves as an External Director on the Company’s Board of Directors, to an additional term as an External Director; and

3.	to approve compensation to be paid to the Company’s External Directors and “Independent” Directors, beginning as of April 1, 2008.

Shareholders of record at the close of business on February 19, 2008, are entitled to receive notice of, and to vote at, the meeting. All shareholders are cordially invited to attend the meeting in person.

Shareholders who are unable to attend the meeting in person are requested to complete, date and sign the enclosed proxy card and return it promptly in the pre-addressed envelope provided so that it is received by the Company at least 24 hours before the meeting. No postage is required if mailed in the United States. Shareholders who attend the meeting may revoke their proxies and vote their shares in person.

By Order of the Board of Directors,

MICHAEL FEDERMANN
Chairman of the Board of Directors

JOSEPH ACKERMAN
President and Chief Executive Officer

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY

GENERAL MEETING

The following questions and answers summarize the major issues to be discussed at the Extraordinary General Meeting. For a more complete description of the issues please see the accompanying Proxy Statement.

Q:	When and where is the Meeting?

A:    The Meeting will take place at 3 p.m. local time, on Sunday, March 23, 2008, at the Company’s offices at the Advanced Technology Center, Haifa, Israel.

Q:	What is the record date for the Meeting?

A:    The record date is February 19, 2008, and all shareholders holding shares at the close of business on February 19, 2008 will be entitled to receive notice of and to vote at the Meeting.

Q:	What are the items to be voted on at the Meeting?

A:    The items to be voted on include:

•	Amendment to the Company’s Articles of Association; and

•	Election of Nathan Sharony, who currently serves as an External Director on the Company’s Board of Directors, to an additional term as an External Director; and

•	Approval of compensation to be paid to the Company’s External Directors and “Independent” Directors, beginning as of April 1, 2008.

Q:	Does the Company and its Board of Directors support the proposals to be voted on at the Meeting?

A:    Yes.

Q:	What voting majority is required?

A:    Approval of Item 1 in the Proxy Statement (amendment of the Company’s Articles of Association) requires a majority of more than 67% of the shares voted at the Meeting, without counting abstentions.

Approval of Item 2 in the Proxy Statement (election of Mr. Sharony to an additional term as External Director) requires:

(1)	a majority of the votes cast regarding such election at the Meeting, whether in person or by proxy, provided that (i) that majority includes at least one-third (1/3) of the total votes of non-controlling shareholders or anyone voting on their behalf present at the Meeting in person or by proxy or (ii) the total number of votes of the non-controlling shareholders mentioned in (i) above that are voted against such election does not exceed one percent (1%) of the Company’s voting rights; and

(2)	each shareholder must indicate, either on the proxy card or prior to voting in person at the Meeting, whether or not the shareholder is considered a controlling shareholder of the Company.

Approval of Item 3 in the Proxy Statement (compensation to the Company’s External Directors and “Independent” Directors) requires a majority of more than 50% of the shares voted at the Meeting.

Q:	Why does the Company propose amending its Articles of Association?

A:    The proposed amendments are required (a) to comply with the recent Nasdaq rule on Direct Registration Programs (DRP), which provides shareholders with greater options for the manner in which their share ownership is recorded, and (b) because of a recent change in the Israeli regulations with respect to “dual listed” companies, such as the Company, which allows such companies to elect their External Directors for additional terms beyond the first two terms.

Q:	Why is it necessary to elect an External Director at this time?

A:    Under Israeli law, a publicly traded company such as the Company is required to have two External Directors who meet the independence criteria specified in the Israeli Companies Law and who are elected by the required majority at a general shareholders meeting. An External Director serves for a three-year term. The term of Mr. Sharony, who was elected to serve as an External Director in March 2002 and re-elected in March 2005, expires in March 2008.

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Q:	Is Nathan Sharony permitted to be elected for an additional term as an External Director?

A:    Yes. External Directors of the Company such as Mr. Sharony, who continue to meet the qualification criteria, have expertise and have made a unique contribution to the work of the Board of Directors and its committees, are permitted to be elected for additional terms, subject to approval of the applicable amendment to the Company’s Articles of Association as proposed in Item 1 to the Proxy Statement.

Q:	Why does the Company propose changing the compensation paid to External and “Independent” Directors?

A:    In 2004, the Company’s shareholders approved compensation to the Company’s directors in accordance with the maximum compensation allowed under Israeli law to be paid to External Directors of companies such as the Company. A recent amendment to Israeli law now provides for a higher maximum compensation for External Directors.

Q:	What do I need to do now?

A:    Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at the Meeting. The signed proxy must be received by the Company at least 24 hours before the Meeting. If you sign and send in your proxy but do not indicate how you want to vote, your proxy will be counted as a vote for proposals 1 and 3. However, in order for your vote to be counted for proposal 2, you must indicate on the proxy card whether or not you should be considered a controlling shareholder of the Company.

Q:	What do I do if I want to change my vote?

A:    Just mail a later-dated, signed proxy card or other document revoking your proxy in time for it to be received by the Company at least 24 hours before the Meeting or attend the Meeting in person and vote.

Q:	If my shares are held in “street name” by my broker, a bank or other representative, will my representative vote my shares for me?

A:    If you hold your shares through a broker, bank or other representative, generally the broker or other representative may only vote the shares it holds for you in accordance with your instructions. However, if the broker or other representative does not receive your instructions in time, it may vote on certain types of matters for which it has discretionary authority, including each matter that is presently scheduled to be voted on at the Meeting.

Q:	Who can help answer my questions?

A:    For additional information about the Meeting, please contact during normal office hours, Sunday through Thursday, Ronit Zmiri, the Company’s Corporate Secretary at the Company’s offices in Haifa, Israel, telephone +972-4-8316632.

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ELBIT SYSTEMS LTD.

Advanced Technology Center

P.O. Box 539

Haifa 31053, Israel

PROXY STATEMENT

This Proxy Statement is provided to the shareholders of ordinary shares, NIS 1.00 nominal value (the “Shares”), of Elbit Systems Ltd. (the “Company” or “Elbit Systems”) in connection with the Board of Directors’ solicitation of proxies for votes to be cast at the Shareholders’ Extraordinary General Meeting to be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Sunday, March 23, 2008 at 3:00 p.m. Israel time (the “Meeting”), or at any adjournment of the Meeting, as specified in the accompanying Notice of Extraordinary General Meeting of Shareholders.

It is proposed that the shareholders adopt resolutions concerning the following matters at the Meeting:

1.	to amend the Company’s Articles of Association in order to: (a) comply with the new Nasdaq rule relating to an issuer’s eligibility to participate in a Direct Registration Program, which allows for the issuance and transfer of uncertificated shares; and (b) reflect new Israeli regulations allowing External Directors of the Company to be elected to more than two terms of office; and

2.	subject to the approval of the amendment to the Articles of Association as described in Item 1 above, to elect Nathan Sharony, who currently serves as an External Director on the Company’s Board of Directors, to an additional term as an External Director; and

3.	to approve compensation to be paid to the Company’s External Directors and “Independent” Directors, beginning as of April 1, 2008.

Shares represented by properly signed and unrevoked proxies will be voted in the manner directed by the persons designated as proxies.

QUORUM AND VOTING REQUIREMENTS

Only shareholders of record at the close of business on February 19, 2008, have the right to receive notice and to vote at the Meeting.

The Company had outstanding on February 1, 2008, 42,091,541 Shares, each giving a right of one vote for each of the matters to be presented at the Meeting. (This amount includes 23,091 Shares held by a subsidiary of the Company but does not include 385,000 Shares held by the Company as treasury shares.) No less than two shareholders present in person or by proxy, and holding or representing between them one-third (1/3) of the outstanding Shares, will constitute a quorum at the Meeting.

If a quorum is not present within one-half (1/2) hour after the time set for the Meeting, the Meeting will be adjourned and will be reconvened one week later at the same time and place unless other notice is given by the Board of Directors. If there is not a quorum within one-half (1/2) hour of the time for the reconvened meeting, a quorum will be considered present as long as at least two shareholders representing at least ten percent (10%) of the Shares eligible to vote participate in person or by proxy.

Joint holders of Shares should note that according to the Company’s Articles of Association the vote, whether in person or by proxy, of the more senior of joint holders of any voted Share will be accepted over vote(s) of the other joint holders of that Share. For this purpose seniority will be determined by the order the joint holders’ names appear in the Company’s Register of Shareholders.

Approval of Item 1 of this Proxy Statement (amendment to the Articles of Association) requires a special majority of at least sixty-seven percent (67%) of all votes properly cast at the Meeting, without counting abstentions.

Approval of Item 2 of this Proxy Statement (election of Mr. Sharony to an additional term as an External Director), requires a majority of the votes cast regarding such election at the Meeting, whether in person or by proxy, provided that (i) such majority includes at least one-third (1/3) of the total votes of non-controlling shareholders or anyone voting on their behalf present at the Meeting in person or by proxy (abstentions will not be taken into account) or (ii) the total number of votes of the non-controlling shareholders mentioned in (i) above that are voted against such election does not exceed one percent (1%) of the Company’s voting rights.

Approval of Item 3 of this Proxy Statement (compensation to External and “Independent” Directors) requires a majority of the votes cast at the Meeting either in person or by proxy.

VOTING BY PROXY

A proxy form for use at the Meeting and a return envelope for the proxy form are enclosed. Shareholders may revoke any proxy form prior to its exercise by filing with the Company (i) a written notice of revocation duly signed by the applicable shareholder which includes the name of the shareholder, legal representative or successor in interest and the nature of the event leading to revocation of the proxy, or (ii) a properly signed proxy form of a later date, or by voting in person at the Meeting. In order to be counted for purposes of voting at the Meeting, a properly signed proxy form must be received by the Company at least 24 hours before the Meeting.

Unless otherwise indicated on the proxy form, Shares represented by a properly signed and received proxy in the enclosed form will be voted in favor of all the above described matters to be presented for voting at the Meeting. Abstentions will not be treated as either a vote “for” or “against” the matter, although they will be counted to determine if a quorum is present.

Proxy forms are being mailed to shareholders on or about February 20, 2008 and will be solicited mostly by mail. However, in some cases proxies may be solicited by telephone, telegram or other personal contact. The Company will pay for the cost of the solicitation of proxies, including the cost of preparing, assembling and mailing the proxy material, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to shareholders.

To the extent you would like to state your position with respect to any of the proposals described in this Proxy Statement, in addition to any right you may have under applicable law, pursuant to regulations under the Israeli Companies Law, 1999 (the “Companies Law”), you may do so by delivery of a written notice to the Company’s offices located at the Advanced Technology Center, P.O. Box 539, Haifa 31053, Israel, attention: Corporate Secretary, not later than February 29, 2008.

This Proxy Statement and the accompanying Proxy Card shall be deemed to constitute a voting deed (Ktav Hatzba’a) for the purpose of regulation 3(c) of the [Israel] Companies Regulations (Alleviation for Public Companies Whose Shares are Listed on a Stock Exchange Outside of Israel), 2000.

BENEFICIAL OWNERSHIP OF SECURITIES BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of February 1, 2008, to the best of the Company’s knowledge, the number of Shares (1) owned by (i) all shareholders known by the Company to own 5% or more of the Company’s Shares and (ii) all directors and officers of the Company as a group.

Federmann Enterprises Ltd. 99 Hayarkon Street Tel-Aviv, Israel(2)	19,105,448		45.39%

Heris Aktiengesellschaft c/o 99 Hayarkon Street Tel-Aviv, Israel	3,836,458	(3)	9.11%

All officers and directors as a group (27 persons)	176,109	(4)	0.41%

(1)	The total number of Shares includes 23,091 Shares held by a subsidiary of Elbit Systems but excludes 385,000 Shares held by Elbit Systems as treasury shares.

(2)	Federmann Enterprises Ltd. (“FEL”) owns its Shares of Elbit Systems directly and indirectly through Heris Aktiengesellschaft (“Heris”), which is controlled by FEL. FEL is controlled by Beit Federmann Ltd. (“BFL”). BFL is controlled by Beit Bella Ltd. (“BBL”) and Beit Yekutiel Ltd. (“BYL”). Michael Federmann is the controlling shareholder of BBL and BYL. He is also the Chairman of Elbit Systems’ Board and the Chairman of the Board and the Chief Executive Officer of FEL. Therefore, Mr. Federmann controls, directly and indirectly, the vote of the Shares owned by Heris and FEL.

As of February 1, 2008, 4,655,448 Elbit Systems Shares held by FEL were pledged to Bank Leumi Le-Israel BM to guarantee loans provided to FEL in connection with FEL’s purchase in 2004 of the Elbit Systems Shares held by Elron Electronics Industries Ltd. as well as to guarantee a further loan provided to FEL in 2007. In addition, 2,175,000 Elbit Systems Shares held by FEL were pledged in favor of Bank Hapoalim BM (“Bank Hapoalim”), in connection with FEL’s purchase of Elbit Systems Shares in 2006 from Koor Industries Inc.

(3)	The amount of Shares owned by Heris is included in the amount of Shares held by FEL as set forth in footnote (2) above.

(4)	This amount does not include any Shares that may be deemed to be beneficially owned by Michael Federmann as described in footnote (2) above. The amount includes 13,422 Shares underlying options that are currently exercisable or that will become exercisable within 60 days of February 1, 2008. A portion of the underlying options are “phantom options” that have been calculated based on Elbit Systems’ February 1, 2008 Share closing price on the Tel-Aviv Stock Exchange (“TASE”) of $63.41.

ITEM 1—AMENDMENT OF THE COMPANY’S ARTICLES OF ASSOCIATION

At the Meeting, the shareholders will be asked to approve the proposed amendments to the Company’s Articles of Association (the “Articles”) as detailed below.

A.	Eligibility to Participate in a Direct Registration Program

Recently, Nasdaq adopted Rule 4350(1) which requires that all securities listed on the Nasdaq must be eligible to participate in a Direct Registration Program (“DRP”). Participation in a DRP provides greater options for the manner in which shareholders may evidence their share ownership and permits shareholder ownership to be recorded and maintained on the books of a company or the company’s transfer agent without the issuance of a physical stock certificate.

The Company has decided to participate in a DRP, and therefore as of March 31, 2008 shareholders can elect to have their ownership of Company’s Shares registered or recorded directly on the Company’s records or the books of the Company’s Transfer Agent, respectively. Our participation in the DRP provides shareholders with three options for the recording of Share ownership:

•	Physical Certificates: Share certificates are registered and issued in the shareholder’s name.

•	Street Name Registration: Shares are registered in the street name of the shareholder’s broker-dealer.

•	Direct Registration: The shareholder is entitled to be registered directly on the books of the Transfer Agent without the need of a physical certificate to evidence the Share ownership.

In order to ensure that the Articles are consistent with DRP eligibility, minor amendments to the Articles, as set forth in Annex A to this Proxy Statement, are proposed.

B.	Election of External Directors to Additional Three-Year Terms

According to a recent change in the Israeli regulations which also apply to “dual listed” companies (companies whose shares are listed for trading on the TASE as well as on another stock exchange outside of Israel) dual listed companies, such as the Company, may now have their External Directors elected for additional terms of up to three years each, beyond the first two terms. Therefore, it is proposed to amend the Company’s Articles of Association, in order to reflect that change and allow the Company to nominate its External Directors for election to additional terms.

The full wording of the proposed amendments to the Articles is set forth in Annex A to this Proxy Statement.

At the Meeting, the Board of Directors will propose that the following resolution be adopted:

“RESOLVED, that the amendments to the Company’s Articles of Association as reflected in Annex A to the Company’s Proxy Statement dated February 13, 2008, are hereby approved.”

The Board of Directors recommends a vote FOR approval of this resolution.

ITEM 2—ELECTION OF NATHAN SHARONY

FOR AN ADDITIONAL TERM AS AN EXTERNAL DIRECTOR

The Company is required under the Companies Law to have at least two External Directors on its Board of Directors. Among other requirements of the Companies Law, a person may not serve as an External Director if such person or such person’s relative, partner or employer, or any entity controlled by such person has, at any time during the two (2) years up to the date of appointment, any affiliation with the Company, entities controlling the Company or entities controlled by the Company or by the Company’s controlling shareholders. The term “affiliation” is broadly defined in the Companies Law. In addition, no person may serve as an External Director if such person’s position or other business creates any conflict of interest with or impairs his or her responsibilities as an External Director.

Each committee of the Company’s Board of Directors is required to include at least one External Director, and all External Directors must be members of the Board of Directors’ Audit Committee. An External Director is entitled to compensation and to reimbursement of expenses as provided in regulations under the Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with services provided as an External Director. External Directors are elected at a general shareholders meeting and serve for a three-year term. In accordance with the Company’s Law the term, beyond the first two terms, may be extended for additional terms of up to three years each, if (1) the Company’s Board of Directors Audit

Committee and the Board of Directors as a whole find that the External Director’s expertise and unique contribution to the work of the Company’s Board of Directors and its committees justify such nomination for an additional term as being in the best interests of the Company, and (2) the extension is approved by a general shareholders meeting, as provided in the Companies Law.

Nathan Sharony and Yaacov Lifshitz currently serve as the Company’s External Directors. Mr. Sharony has served as an External Director since March 2002. Mr. Sharony was reelected for additional term in March 2005 and his term of office as an External Director expires in March 2008. The term of office of Mr. Lifshitz, who was elected as an External Director in August 2003 (and reelected in August 2006), expires in August 2009.

As described above in Item 1 to this Proxy Statement, a recent amendment to Israeli regulations now allows companies such as the Company to have their External Directors elected for additional terms beyond the first two terms. Item 1 contains an amendment to the Company Articles of Association to reflect such change in the Israeli regulations.

The Company’s Board of Directors’ Nomination Committee, Audit Committee and the Board of Directors as a whole have found that Mr. Sharony’s expertise and a unique contribution to the work of the Board and its committees justify re-nomination and therefore has recommended that Mr. Sharony’s term as an External Director be extended for an additional three-year term or until the shareholders’ annual general meeting to be held in 2010, whichever occurs first.

The Companies Law provides that a general shareholders meeting at which the appointment of an External Director is to be considered will not be held unless the nominee has declared to the Company that he or she complies with the qualifications for appointment as an External Director. The proposed nominee, Mr. Sharony, has declared to the Company that he complies with the qualifications for re-appointment as an External Director, and he has agreed to stand for re-election. If elected for an additional term as an External Director, he will hold office for a further three-year period or until the shareholders’ annual general meeting to be held in 2010, whichever occurs first, unless his office is vacated earlier in accordance with the provisions of the Companies Law or the Company’s Articles of Association. If for any reason Mr. Sharony should be unable to serve, another person will be elected in accordance with applicable law.

Background information regarding Mr. Sharony, who is 72 on the date of this Proxy Statement, is as follows:

Nathan Sharony has served since 1997 as a director for several companies. He currently serves as a director for Bituach Yashir Ltd., an insurance company, Union Bank, Genoa Technologies Ltd., H-Tachof Ltd. and Israel Bonds International Inc. From 1997 to 1999, he served as Chairman of Technorov Holdings (1993) Ltd. From 1994 to 1997, he was Chief Executive Officer of Israel Bonds, a U.S. brokerage. Mr. Sharony served as the Director General of the Israel Ministry of Industry and Trade from 1992 to 1994. Prior to that, Mr. Sharony held a number of positions in industry and government including head of the Israeli Government Economic Mission to the U.S., President and Chief Executive Officer of Elop Electronic Industries Ltd. and Vice President for Logistics of Tadiran Ltd. In 1982, Mr. Sharony completed 30 years of service in the Israel Defense Forces, retiring with the rank of Major General. Mr. Sharony participated in the Field Artillery Battery Officers Course in Fort Sill, Oklahoma.

At the Meeting, the Board of Directors will propose that the following resolution be adopted:

“RESOLVED, that, subject to adoption of the change to the Company’s Articles of Association proposed in the Company’s Proxy Statement dated February 13, 2008, Nathan Sharony be re-elected as an External Director of the Company commencing on March 24, 2008 for an additional three-year term or until the shareholders’ annual general meeting to be held in 2010, whichever occurs first.”

The Board of Directors recommends a vote FOR approval of this resolution.

ITEM 3—APPROVAL OF COMPENSATION TO BE PAID TO THE

COMPANY’S EXTERNAL AND “INDEPENDENT” DIRECTORS

At the Company’s annual general meeting of shareholders held in November 2004, it was resolved that compensation to be paid to the Company’s directors in fiscal year 2004 and thereafter be at the maximum regulatory rates permitted under Israeli law with respect to External Directors for companies similarly classified based on their shareholders’ equity.

Accordingly, in 2004, 2005, 2006 and 2007 the Company compensated its directors at the above-mentioned rates. Such compensation to each director consisted in 2007, in addition to reimbursement of expenses, of an annual fee of 47,822 New Israeli Shekels (NIS) (approximately $12,434), and a per meeting fee of 1,864 NIS (approximately $484) for participation in each meeting of the Board or any committee thereof.

The Company intends to continue to compensate the Company’s directors in the future at the rates established by Israeli law for compensation to External Directors. However, recent exemptions adopted under the applicable Israeli regulations with respect to dual listed companies, now establish higher maximum rates regarding External Director compensation.

Therefore, in order to compensate the Company’s External Directors as well as other directors meeting the Nasdaq director independence criteria (“Independent Directors”) as now permitted under Israeli law for dual listed companies, such as the Company, it is proposed that the Company will compensate, commencing on April 1, 2008 and thereafter, each of the Company’s External Directors and Independent Directors at the annual fee permitted by Israeli regulations for External Directors for companies such as the Company, which is 100,000 NIS (approximately $27,000). In addition, it is proposed to increase the compensation per meeting for such directors to 2,200 NIS (approximately $595) for participation in each meeting of the Board or any committee thereof. Compensation for all other directors will remain as was resolved at the annual general meeting held in November 2004.

Pursuant to the Israeli Companies Law, the compensation paid to the Company’s directors requires the approval of the Audit Committee and the Board of Directors in addition to approval at a general meeting of shareholders. The directors’ compensation as described above has been approved by the Audit Committee and by the Board of Directors.

At the Meeting, the Board of Directors will propose that the following resolution be adopted:

“RESOLVED, that the annual fee compensation paid by the Company commencing as of April 1, 2008 to the Company’s External Directors, and other directors meeting the Nasdaq director independence criteria, will be 100,000 NIS, and the per meeting fee will be 2,200 NIS per meeting for each such director for participation in each meeting of the Board of Directors or any committee thereof. Other directors will continue to be compensated at previously approved rates.”

The Board of Directors recommends a vote FOR approval of this resolution.

By Order of the Board of Directors

MICHAEL FEDERMANN

Chairman of the Board of Directors

JOSEPH ACKERMAN

President and Chief Executive Officer

Date: February 13, 2008

ANNEX A

TO

ELBIT SYSTEMS LTD. PROXY STATEMENT

Dated February 13, 2008

AMENDMENTS TO ARTICLES OF ASSOCIATION

The following Articles of the Company’s Articles of Association shall be amended by adding the underlined wording and deleting the striken out wording:

1.	Article 1(a) shall be amended and numbered to include a new definition for Uncertificated Shares as follows:

“(27)	Uncertificated Shares—Shares that are only recorded on a Register of Shareholders and are not represented by a Share certificate.”

2.	Article 7(d) shall be amended as follows:

“(d)	Every person whose name duly appears as a Shareholder in the Register or who otherwise establishes proof of ownership in accordance with these Articles and the Law, upon written request, will have the right without payment to receive, within two (2) months after allotment or registration of transfer (unless the conditions of allotment or transfer provide for a longer period), a stamped certificate for all the Shares registered in his name. The certificate will specify the number of Shares for which it is issued. However, in case of joint Shareholders the Company will not be required to issue more than one certificate to all the joint Shareholders. Delivery of a certificate to any of the joint Shareholders will be sufficient delivery to all. Every certificate will be signed by a Director and countersigned by the Secretary or some other person nominated by the Board of Directors for that purpose. The Company may withhold the issue of Share certificates for Shares not fully paid up. In the case of Uncertificated Shares, within a reasonable time after the issuance or transfer of Uncertificated Shares, the Company or its agent shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on a Share certificate, including restrictions or limitations on the transfer, registering or voting of such Shares.”

3.	Article 7(e) shall be amended as follows:

“(e)	If any Share certificate, or written evidence of ownership of Uncertificated Shares, as applicable, will be defaced, worn out, destroyed or lost, it may be renewed following production of any evidence, provision of any indemnity and payment of any of the Company’s out of pocket expenses as the Board of Directors will require. In case of defacement or wearing out, renewal will require delivery of the old certificate or written evidence of ownership of Uncertificated Shares, as applicable.”

4.	Article 7(f) shall be amended as follows:

“(f)	The Company may destroy Share certificates or written evidence of ownership of Uncertificated Shares, as applicable, which have been canceled if at least seven (7) years have passed from the cancellation date. The Company may also destroy Share transfer forms, or certificates or written evidence of ownership of Uncertified Shares if at least seven (7) years have passed from the Share transfer date.”

5.	Article 11(m) shall be amended as follows:

“(m)	A written declaration, that the declarant is a Director and that a Share has been duly forfeited according to these Articles and stating the date of forfeiture, will be conclusive evidence of the facts stated in the declaration against any persons claiming to be entitled to the forfeited Shares. Such declaration, together with the Company’s receipt for the consideration, if any, given for the forfeited Shares on their sale or disposition, and a duly signed Share certificate, or in the case of Uncertificated Shares, proper written transfer or forfeit instructions, delivered to the purchaser will constitute good title to the Shares. Such purchaser will be registered as the holder of the Shares.”

6.	Article 12(a) shall be amended as follows:

“(a)	Subject to the restrictions in these Articles, Shares will be transferable. Every transfer must be in writing in any usual or common form, or in such other form as the Board of Directors may from time to time approve. The written form of transfer will be delivered to the Registered Office, accompanied by a true copy of the certificate of the Shares, or written evidence of ownership of the Uncertificated Shares in, as applicable, to be transferred, and any other evidence as the Board may require to prove the title of an intending transferor.”

7.	Article 24(d) shall be amended as follows:

“(d)	An External Director will be appointed for a period of three (3) years, and his office may be extended by a resolution of the General Meeting for an additional period of three (3) years, and thereafter for additional periods of up to three (3) years each or such other period as may be permitted by the Law. An External Director may be removed from his office only in accordance with the applicable provisions of the Law.”